Exhibit 99.a)                                                        Page 4 of 6


                 RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                          IN THE FIRST QUARTER OF 2009


Somerset, N.J., May 19, 2009 - Ronson Corporation (Over-the-Counter RONC) (the "Company") today reported its Net Sales and Results of Operations for the first quarter 2009 in comparison with the first quarter 2008.

In March, the Company announced its plan to divest Ronson Aviation, Inc. On May 18, 2009, the Company announced that it has entered into an agreement to sell substantially all of the assets of the wholly-owned subsidiary, Ronson Aviation. Therefore, the operations of Ronson Aviation have been classified as discontinued in the Consolidated Statements of Operations below. The results of continuing operations include the Company and Ronson Consumer Products.

The Company's continuing operations had Net Sales of $1,742,000 in the first quarter of 2009 as compared to $3,345,000 in the first quarter of 2008. The Company's Loss from Continuing Operations of $1,578,000 in the first quarter of 2009 compares to a loss of $630,000 in the first quarter of 2008.

The Loss from Continuing Operations before Taxes in the first quarter of 2009 of $2,453,000 includes professional fees of $614,000 ($32,000 charged to discontinued operations) related to the Company's financing with its principal lender, Wells Fargo. In addition, the Loss from Continuing Operations before Taxes in the first quarter of 2009 includes a forbearance fee earned by Wells Fargo of $450,000.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.




                                    - MORE -

Exhibit 99.a)                                                        Page 5 of 6

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       2009           2008
                                                       ----           ----
For The Quarter Ended March 31:
-------------------------------

Net sales                                          $ 1,742,000    $ 3,345,000
Cost and expenses:
  Cost of sales                                      1,533,000      2,150,000
  Selling, shipping and advertising                    649,000        906,000
  General and administrative                         1,191,000(1)     735,000
  Depreciation                                          90,000        105,000
                                                   -----------    -----------
                                                     3,463,000      3,896,000
Loss from continuing operations before other
    expenses:                                       (1,721,000)      (551,000)
Other expenses:
  Interest expense                                     104,000        134,000
  Financing costs                                      450,000(2)          --
  Other-net                                            178,000         98,000
                                                   -----------    -----------
 Other expenses                                        732,000        232,000

Loss from continuing operations before taxes        (2,453,000)      (783,000)
Income tax benefits                                   (875,000)      (153,000)
                                                   -----------    -----------
Loss from continuing operations                     (1,578,000)      (630,000)

Earnings from discontinued operations, net of tax      167,000(1)     369,000(3)
                                                              (3)
                                                   -----------    -----------
Net Loss                                           $(1,411,000)   $  (261,000)
                                                   ===========    ===========


Net earnings (loss) per common share (4):
   Continuing operations                           $     (0.31)   $     (0.12)
   Discontinued operations                                0.03           0.07
     Basic                                         $     (0.28)   $     (0.05)

   Continuing operations                           $     (0.31)   $     (0.12)
   Discontinued operations                                0.03           0.07
     Diluted                                       $     (0.28)   $     (0.05)

Average common shares outstanding:
   Basic                                             5,084,000      5,084,000
   Diluted                                           5,084,000      5,084,000


FOOTNOTES
---------
(1) In the first quarter of 2009, General and Administrative Expenses included consulting fees totaling $345,000 charged by Getzler Henrich & Associates, LLC ("Getzler Henrich"), a corporate turnaround and restructuring firm. In addition, the General and Administrative Expenses included the accrual of a signing bonus to Getzler Henrich of $200,000. Joel Getzler of Getzler Henrich was engaged as Chief Restructuring Officer of the Company on March 30, 2009.

         The General and Administrative Expenses also included legal expenses related to the Wells Fargo financing of $69,000 in the first quarter of 2009, and $32,000 was charged against Earnings from Discontinued Operations.

                                    - MORE -

Exhibit 99.a)                                                        Page 6 of 6


(2) On March 30, 2009, the Company entered into a forbearance agreement with Wells Fargo, the Company's principal lender. As part of that agreement, Wells Fargo charged a forbearance fee of $450,000.

(3) In the first quarter of 2009, the Company commenced plans to divest Ronson Aviation. As a result, the operation of Ronson Aviation has been classified as discontinued in all periods presented.

(4) Diluted Net Loss per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarters ended March 31, 2009 and 2008 and, therefore, were excluded from the computation of Diluted Net Loss per Common Share for those periods.






This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300